Exhibit (4)(e)
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Prudential [LOGO]               LIMITATIONS PROVISION
                                ___ The Prudential Insurance Company of America
                                ___ Pruco Life Insurance Company
                                ___ Pruco Life Insurance Company of New Jersey
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So that this contract may meet the requirements of an annuity within the meaning of Section 72(s) of the Internal Revenue Code of 1954, as amended (the Code), certain limitations are included. Different limitations apply depending on the circumstances involved. This Limitations Provision modifies your contract to comply with the Code. If any action is taken that is contrary to this provision, this contract will no longer be considered an annuity as defined in the Code and will be subject to taxation and, possibly, tax penalties.
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Death Of Owner-Annuitant

If the Annuitant is an owner under this contract and dies, any amounts payable at that death must be distributed within five years of that date. There are two exceptions:

1. If the beneficiary is a natural person who will receive the proceeds in his or her own right and payments will start within one year of the Annuitant's death, settlement may be made in accord with the fixed period payout option or life annuity option so long as any period certain does not exceed that beneficiary's life expectancy; or

2. If the beneficiary is the Annuitant's spouse, any of the options for a beneficiary described in the contract may be chosen.
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Death Of Non-Owner Annuitant

If the Annuitant is not an owner under this contract and dies, any of the options described for a beneficiary in the settlement provisions may be chosen. But if the owner of the contract is a non-person, such as a corporation or a trustee under a trust agreement, then the proceeds must be distributed as we explain under "Death of Owner-Annuitant".
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Change In Owner

If the rights under this contract are transferred, either by endorsement, assignment or as the result of the death of an owner who is not the Annuitant, we will report any gain under this contract as of the effective date of the transfer to the Internal Revenue Service. This will not apply if the rights are transferred to that owner's spouse.
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Co-Annuitant Contracts

If this is a contract that provides for a Co-Annuitant, the words "the Annuitant" in this provision mean the last-surviving annuitant. Also, if this contract is owned by a non-person, at the death of the first to die of the two annuitants, we will report any gain under the contract as of the date of death to the Internal Revenue Service. But this will not apply if the last-surviving annuitant is the spouse of the annuitant who died.
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A change might be needed to conform this to the requirements of the Internal
Revenue Code, regulations or published rulings. If so, we will have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.

                                        Signed for the Company By:
                                        /s/ Dorothy K. Light



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